EXHIBIT 99.1

                            EXPLANATION OF RESPONSES

(1) GSC Group, Inc. ("GSC Group") is making this joint filing on Form 4 on its behalf and as the designated beneficial owner on behalf of the following entities and individuals: GSC Active Partners Holdings, L.P. ("Holdings"), GSC Active Partners, Inc. ("Active Partners"), Robert F. Cummings, Jr. ("Cummings"), Joseph H. Wender ("Wender"), Alfred C. Eckert III ("Eckert"), Robert A. Hamwee ("Hamwee"), Richard M. Hayden ("Hayden"), and Andrew J. Wagner ("Wagner", together with GSCP Group, Holdings, Active Partners, Cummings, Wender, Eckert, Hamwee, Hayden, and Wagner, the "Affiliates"). A separate Form 4 is being filed on today's date by GSCP (NJ), Inc. ("GSCP Inc.") on behalf of itself and as the designated beneficial owner on behalf of GSCP (NJ), L.P. ("GSCP LP"), Thomas V. Inglesby ("Inglesby"), Matthew C. Kaufman ("Kaufman"), Christine K. Vanden Beukel ("Vanden Beukel"), Greenwich Street Investments II, L.L.C. ("GSI II"), and Greenwich Street Capital Partners II, L.P. ("Greenwich II"), with respect to their beneficial ownership of the same shares covered in this filing.

(2) For the purposes of Rule 13d-3 under the Securities Exchange Act of 1934, each of the Affiliates, by virtue of his or its relationship (which is described in footnotes 3 and 4 below) with Greenwich II, TRV Executive Fund, L.P. ("TRV"), Greenwich Street Employees Fund, L.P. ("Greenwich Employees"), and Greenwich Fund, L.P. ("Greenwich Fund"), may be deemed to have shared voting and investment power over, and be the indirect beneficial owner of, 1,049,059 Common Shares (defined below). Greenwich II, TRV, Greenwich Employees and Greenwich Fund are the direct owners of an aggregate of 1,049,059 common shares of Ram Holdings Ltd. (the "Issuer"), $0.10 par value per share (the "Common Shares"). The 1,049,059 Common Shares are held directly by the following entities in the following amounts: Greenwich II owns 954,987 Common Shares; TRV owns 4,713 Common Shares; Greenwich Employees owns 57,006 Common Shares; and Greenwich Fund owns 32,353 Common Shares. Each of the Affiliates disclaims beneficial ownership of the Common Shares except to the extent of each entity's and individual's pecuniary interest in the Common Shares.

(3) GSC Group owns all of the outstanding capital stock of GSCP Inc., which is the general partner of GSCP LP, the manager of each of Greenwich II, TRV, Greenwich Employees, and Greenwich Fund.

Holdings owns a majority of the voting and dividend interest in the common stock of GSC Group. Active Partners is the general partner of Holdings. Eckert, Cummings, Hamwee, Hayden, Wagner and Wender own equal ownership interests in the outstanding capital stock of Active Partners.

(4) Greenwich II, TRV, Greenwich Employees and Greenwich Fund are Delaware limited partnerships. GSI II is the general partner of each of Greenwich II, TRV, Greenwich Employees and Greenwich Fund. Each of Eckert, Hamwee, Hayden, Inglesby, Kaufman, and Vanden Beukel are managing members of GSI II.